Exhibit 99.1

TransDigm Completes Acquisition of AmSafe Global Holdings, Inc.

CLEVELAND, February 15, 2012 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today announced that it has completed the acquisition of AmSafe Global Holdings, Inc. (“AmSafe”), for a total purchase price on a cash free, debt free basis of approximately $750 million in cash from a group controlled by Berkshire Partners LLC and Greenbriar Equity Group LLC. AmSafe is a leading supplier of innovative, highly engineered and proprietary safety and restraint equipment used primarily in the global aerospace industry. The acquisition was previously announced on January 20, 2012.

AmSafe is best known for its proprietary aviation passenger seatbelts and airbags and had calendar 2011 revenue of about $260 million. The company’s products are on virtually all of the world’s airlines with products certified and installed on more than 90% of the aircraft produced globally. They are also the first and only company to have a seatbelt airbag system installed worldwide on both commercial transport and general aviation aircraft. Below deck, AmSafe manufactures various cargo and restraint products.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol Investor Relations (216) 706-2945 ir@transdigm.com